UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2007

GENTA INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19635 (Commission File Number)	33-0326866 (I.R.S. Employer Identification No.)

200 Connell Drive Berkeley Heights, NJ (Address of Principal Executive Offices)	07922 (Zip Code)

(908) 286-9800
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 19, 2007, Genta Incorporated (the “Company”), a Delaware corporation, entered into a Project Contract (the “Agreement”) with ICON Clinical Research, L.P. (“ICON”), a Delaware partnership based in North Wales, Pennsylvania, to perform a Phase III Study entitled Multicenter, Randomized, Double-Blind Study of Dacarbazine With or Without Genasense® in Chemotherapy-Naïve Subjects With Advanced Melanoma and Low LDH (the “Study”). The Project Contract was entered into pursuant to a Master Services Agreement, made as of December 12, 2003, by and between ICON and the Company (the “Master Services Agreement”), in which ICON will provide clinical research management services for the Company with respect to the Study.

The Agreement shall begin as of November 19, 2007 and shall be completed by March 31, 2011, when all of the services in connection with the Study are fully performed in accordance with the Agreement. The Agreement may be terminated early (i) by the parties upon their mutual agreement, (ii) by either party if the other party commits any breach of either the Agreement or the Master Agreement, (iii) by either party if the other party shall become bankrupt or insolvent, or (iv) by either party upon forty-five (45) days written notice, such notice not to apply if the cause for termination is related to patient safety. Upon entering into the Agreement, the Company was obligated to pay an aggregate of $2,874,831 in separate installments and is obligated to pay milestone payments upon the achievement of certain development events set forth in the Agreement. Other financial terms of the agreement have not been disclosed.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2007, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTA INCORPORATED
By:	/s/ RICHARD J. MORAN
	Name:	Richard J. Moran
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary

Dated: January 16, 2008